Exhibit 99.1

U.S. Bancorp Reports Fourth Quarter and Full Year 2020 Results

• Record full year revenue of $23.3 billion

• Full year net income of $5.0 billion and diluted earnings per share of $3.06

• Common Equity Tier 1 capital ratio of 9.7% and strong levels of liquidity

4Q20 and Full Year Key Financial Data	4Q20 and Full Year Highlights

PROFITABILITY METRICS	4Q20	3Q20	4Q19	Full Year 2020	Full Year 2019

•  Net income of $1,519 million and diluted earnings per common share of $0.95 for 4Q20

•  Return on average assets of 1.10% and return on average common equity of 12.1% for 4Q20

•  Net revenue of $5,751 million, including $3,201 million of net interest income and $2,550 million of noninterest income in 4Q20

•  Net charge-off ratio of .58% in 4Q20 compared with .66% in 3Q20 and .52% in the 4Q19

•  Full year net income of $4,959 million and diluted earnings per common share of $3.06

•  Full year return on average assets of 0.93% and return on average common equity of 10.0%

•  Full year average total loans growth of 5.7%

•  Full year average total deposits growth of 14.9%

•  CET1 capital ratio increased to 9.7% at December 31, 2020 compared with 9.1% at December 31, 2019

Return on average assets (%)	1.10	1.17	1.21	.93	1.45
Return on average common equity (%)	12.1	12.8	11.8	10.0	14.1
Return on tangible common equity (%) (a)	15.6	16.6	15.2	13.2	18.0
Net interest margin (%)	2.57	2.67	2.92	2.68	3.06
Efficiency ratio (%) (a)	58.8	56.6	60.3	57.8	55.8
INCOME STATEMENT (b)	4Q20	3Q20	4Q19	Full Year 2020	Full Year 2019
Net interest income (taxable-equivalent basis)	$3,201	$3,252	$3,231	$12,924	$13,155
Noninterest income	$2,550	$2,712	$2,436	$10,401	$9,831
Net income attributable to U.S. Bancorp	$1,519	$1,580	$1,486	$4,959	$6,914
Diluted earnings per common share	$.95	$.99	$.90	$3.06	$4.16
Dividends declared per common share	$.42	$.42	$.42	$1.68	$1.58
BALANCE SHEET (b)	4Q20	3Q20	4Q19	Full Year 2020	Full Year 2019
Average total loans	$302,308	$311,018	$294,865	$307,269	$290,686
Average total deposits	$422,413	$405,523	$356,452	$398,615	$346,812
Net charge-off ratio	.58%	.66%	.52%	.58%	.50%
Book value per common share (period end)	$31.26	$30.93	$29.90
Basel III standardized CET1 (c)	9.7%	9.4%	9.1%
(a) See Non-GAAP Financial Measures reconciliation on page 17
(b) Dollars in millions, except per share data
(c) CET1 = Common equity tier 1 capital ratio

CEO Commentary

“Our fourth quarter and full year results highlighted the value of our diversified business model, which allowed us to deliver industry-leading results for our shareholders despite the economic headwinds the entire banking industry faced. This was an extraordinary year that brought both challenges and opportunities. I’m proud of how we came together to support our customers and communities as they faced various individual obstacles brought on by COVID-19 and other global issues. As we look ahead to 2021, I’m confident in our ability to create shareholder value as we continue to invest in our digital capabilities, technology and people to drive revenue growth and efficiency improvement. I want to thank all our employees for being flexible, for being resilient, and for bringing our core values to life for the benefit of our customers every day”

— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

In the Spotlight

December 2020 Stress Test

The Company’s results for the December 2020 stress test reflected the strength of its balance sheet, its diverse businesses and strong financial discipline. Based on the results, the Company remains subject to the minimum stress capital buffer of 2.5 percent. The Company also expects to maintain its current quarterly dividend of $0.42 per common share and begin repurchasing common shares in the first quarter of 2021 under a previously announced $3 billion common stock repurchase program.

Person of the Year

U.S. Bank’s Chief Diversity Officer, Greg Cunningham, was recognized by Twin Cities Business Magazine as one of three top business leaders following the themes of three significant happenings in 2020, which included economic challenges, COVID-19 and calls for equity. Greg leads the Company’s cultural and economic growth through diversity, equity and inclusion priorities.

Improving Digital Capabilities to Serve Customers

The U.S. Bank Mobile App was ranked No. 1 in customer service features in Business Insider Intelligence’s fourth annual US Mobile Banking Competitive Edge Study. In addition, S&P Global’s 2020 US Mobile Banking Market Report found that U.S. Bank had the most features in its app of any national or large regional bank, tied for first with one other bank.

Acquisition of Debt Servicing and Securities Custody Services Portfolio

U.S. Bank announced an agreement to acquire the Debt Servicing and Securities Custody Services client portfolio of MUFG Union Bank. Under the terms of this transaction, U.S. Bank will acquire approximately 600 client relationships, representing $320 billion in assets under custody and administration. This transaction builds on U.S. Bank’s position as a leading provider of corporate trust, institutional trust and fund custody services, as well as increases its presence on the West Coast.

        Investor contact: Jennifer Thompson, 612.303.0778 | Media contact: Jeff Shelman, 612.422.1423

U.S. Bancorp Fourth Quarter 2020 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)				Percent Change
	4Q 2020	3Q 2020	4Q 2019	4Q20 vs 3Q20	4Q20 vs 4Q19	Full Year 2020	Full Year 2019	Percent Change
Net interest income	$3,175	$3,227	$3,207	(1.6)	(1.0)	$12,825	$13,052	(1.7)
Taxable-equivalent adjustment	26	25	24	4.0	8.3	99	103	(3.9)
Net interest income (taxable-equivalent basis)	3,201	3,252	3,231	(1.6)	(.9)	12,924	13,155	(1.8)
Noninterest income	2,550	2,712	2,436	(6.0)	4.7	10,401	9,831	5.8
Total net revenue	5,751	5,964	5,667	(3.6)	1.5	23,325	22,986	1.5
Noninterest expense	3,364	3,371	3,401	(.2)	(1.1)	13,369	12,785	4.6
Income before provision and income taxes	2,387	2,593	2,266	(7.9)	5.3	9,956	10,201	(2.4)
Provision for credit losses	441	635	395	(30.6)	11.6	3,806	1,504	nm
Income before taxes	1,946	1,958	1,871	(.6)	4.0	6,150	8,697	(29.3)
Income taxes and taxable-equivalent adjustment	421	372	378	13.2	11.4	1,165	1,751	(33.5)
Net income	1,525	1,586	1,493	(3.8)	2.1	4,985	6,946	(28.2)
Net (income) loss attributable to noncontrolling interests	(6)	(6)	(7)	--	14.3	(26)	(32)	18.8
Net income attributable to U.S. Bancorp	$1,519	$1,580	$1,486	(3.9)	2.2	$4,959	$6,914	(28.3)
Net income applicable to U.S. Bancorp common shareholders	$1,425	$1,494	$1,408	(4.6)	1.2	$4,621	$6,583	(29.8)
Diluted earnings per common share	$.95	$.99	$.90	(4.0)	5.6	$3.06	$4.16	(26.4)

Net income attributable to U.S. Bancorp was $1,519 million for the fourth quarter of 2020, which was 2.2 percent higher than the $1,486 million for the fourth quarter of 2019, and 3.9 percent lower than the $1,580 million for the third quarter of 2020. Diluted earnings per common share were $0.95 in the fourth quarter of 2020, compared with $0.90 in the fourth quarter of 2019 and $0.99 in the third quarter of 2020. The fourth quarter of 2019 included $(0.18) per diluted common share of notable items related to restructuring charges including severance and certain asset impairments, and an increased derivative liability related to Visa shares previously sold by the Company.

The increase in net income year-over-year was primarily due to higher noninterest income as well as lower noninterest expense, partially offset by lower net interest income and higher provision for credit losses. The components of net income are being adversely impacted by the COVID-19 environment resulting in significantly lower interest rates and consumer and business spending activities as well as changes in credit quality. The provision for credit losses takes into account expected loss estimates considering various factors including the economic outlook, changing credit quality, ongoing new loan production and acquired loans. Net interest income decreased 0.9 percent on a year-over-year basis, primarily due to the impact of lower rates compared with a year ago, partially offset by the benefit of deposit and funding mix, loan growth and higher loan fees. The net interest margin declined from a year ago to 2.57 percent in the fourth quarter of 2020 primarily due to the impact of a lower yield curve, loan mix, decisions to maintain higher levels of liquidity, and higher premium amortization within the investment portfolio, partially offset by the net benefit of deposit repricing and funding composition. Noninterest income increased 4.7 percent compared with a year ago, driven by significant growth in mortgage banking revenue due to refinancing production and growth in commercial products revenue primarily due to commitment fees on unused lines. Growth in these fee categories was partially offset by a decline in payment services revenue and deposit service charges related to lower consumer and business spending. Excluding a prior year notable item in other noninterest income for a valuation charge of $140 million for an increased derivative liability related to Visa shares previously sold by the Company, total noninterest income decreased 1.0 percent in the fourth quarter of 2020 compared with the fourth quarter of 2019. Noninterest expense decreased 1.1 percent despite approximately $22 million of costs related to the COVID-19 environment and an increase in revenue-related production expenses of approximately $96 million in the fourth quarter of 2020. Excluding prior year notable items in other noninterest expense related to severance charges and other accruals of $200 million, total noninterest expense increased 5.1 percent in the fourth quarter of 2020 compared with the fourth quarter of 2019 reflecting business investments, COVID-19 costs and revenue-related expenses.

U.S. Bancorp Fourth Quarter 2020 Results

Net income decreased on a linked quarter basis primarily due to lower total net revenue, partially offset by a lower provision for credit losses. The Company’s pre-provision income decreased 7.9 percent on a linked quarter basis, driven by lower total net revenue of 3.6 percent, partially offset by a decrease in noninterest expense of 0.2 percent on a linked quarter basis. Net interest income decreased 1.6 percent primarily due to a decline in average loan balances, higher premium amortization expense and lower reinvestment yields in the investment portfolio, partially offset by the benefit of deposit and funding mix as well as higher loan fees. The net interest margin decreased on a linked quarter basis, primarily reflecting the impact of higher cash balances and premium amortization. Noninterest income decreased 6.0 percent compared with the third quarter of 2020 driven by lower payment services revenue, deposit service charges, commercial products revenue and mortgage banking revenue, partially offset by higher other noninterest income driven by tax-advantaged investment syndication revenue in the fourth quarter. Noninterest expense decreased 0.2 percent on a linked quarter basis, reflecting lower personnel expense, mostly offset by continued business investment in digital capabilities and business development expense.

U.S. Bancorp Fourth Quarter 2020 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	4Q 2020	3Q 2020	4Q 2019	4Q20 vs 3Q20	4Q20 vs 4Q19	Full Year 2020	Full Year 2019	Change
Components of net interest income
Income on earning assets	$3,505	$3,598	$4,281	$(93)	$(776)	$14,942	$17,607	$(2,665)
Expense on interest-bearing liabilities	304	346	1,050	(42)	(746)	2,018	4,452	(2,434)
Net interest income	$3,201	$3,252	$3,231	$(51)	$(30)	$12,924	$13,155	$(231)

Average yields and rates paid
Earning assets yield	2.81%	2.95%	3.87%	(.14)%	(1.06)%	3.10%	4.09%	(.99)%
Rate paid on interest-bearing liabilities	.33	.39	1.22	(.06)	(.89)	.56	1.34	(.78)
Gross interest margin	2.48%	2.56%	2.65%	(.08)%	(.17)%	2.54%	2.75%	(.21)%
Net interest margin	2.57%	2.67%	2.92%	(.10)%	(.35)%	2.68%	3.06%	(.38)%

Average balances
Investment securities (a)	$133,430	$128,565	$121,668	$4,865	$11,762	$125,954	$117,150	$8,804
Loans	302,308	311,018	294,865	(8,710)	7,443	307,269	290,686	16,583
Earning assets	497,437	486,104	439,770	11,333	57,667	481,402	430,537	50,865
Interest-bearing liabilities	362,445	357,739	341,848	4,706	20,597	363,298	332,658	30,640

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the fourth quarter of 2020 was $3,201 million, a decrease of $30 million (0.9 percent) compared with the fourth quarter of 2019. The decrease was primarily due to the impact of lower rates compared with a year ago, partially offset by deposit and funding mix, loan growth and higher loan fees. Average earning assets were $57.7 billion (13.1 percent) higher than the fourth quarter of 2019, reflecting increases of $7.4 billion (2.5 percent) in average total loans, $11.8 billion (9.7 percent) in average investment securities, and $34.9 billion in average other earning assets including cash balances being maintained for liquidity given the current economic environment.

Net interest income on a taxable-equivalent basis decreased $51 million (1.6 percent) on a linked quarter basis primarily due to a decline in average loan balances, higher premium amortization expense and lower reinvestment yields in the investment portfolio, partially offset by the benefit of deposit and funding mix as well as higher loan fees. Average earning assets were $11.3 billion (2.3 percent) higher on a linked quarter basis, reflecting increases of $4.9 billion (3.8 percent) in average investment securities and $14.3 billion (37.1 percent) in average other earning assets, partially offset by a decrease of $8.7 billion (2.8 percent) in average total loans, primarily due to continued paydowns by corporate customers that accessed the capital markets during the year.

The net interest margin in the fourth quarter of 2020 was 2.57 percent, compared with 2.92 percent in the fourth quarter of 2019 and 2.67 percent in the third quarter of 2020. The decrease in the net interest margin from the prior year was primarily due to the impact of a lower yield curve and decisions to maintain higher cash balances for liquidity, partially offset by deposit and funding mix. The decrease in net interest margin on a linked quarter basis reflects the impact of higher cash balances and premium amortization in the investment portfolio, partially offset by favorable loan and deposit mix. The Company’s higher liquidity levels, on a linked quarter basis, were related to the acquisition of approximately $10 billion of deposit balances from State Farm Bank in the fourth quarter of 2020.

The increase in average investment securities on a linked quarter and year-over-year basis was due to purchases of mortgage-backed, U.S. Treasury and state and political securities net of prepayments and maturities.

U.S. Bancorp Fourth Quarter 2020 Results

AVERAGE LOANS
($ in millions)				Percent Change
	4Q 2020	3Q 2020	4Q 2019	4Q20 vs 3Q20	4Q20 vs 4Q19	Full Year 2020	Full Year 2019	Percent Change

Commercial	$100,863	$109,899	$98,362	(8.2)	2.5	$108,367	$97,697	10.9
Lease financing	5,558	5,590	5,549	(.6)	.2	5,600	5,501	1.8
Total commercial	106,421	115,489	103,911	(7.9)	2.4	113,967	103,198	10.4

Commercial mortgages	29,004	29,849	29,133	(2.8)	(.4)	29,641	28,595	3.7
Construction and development	11,094	11,080	10,589	.1	4.8	10,907	10,791	1.1
Total commercial real estate	40,098	40,929	39,722	(2.0)	.9	40,548	39,386	3.0

Residential mortgages	76,809	75,786	69,909	1.3	9.9	73,667	67,747	8.7

Credit card	21,937	22,052	24,107	(.5)	(9.0)	22,332	23,309	(4.2)

Retail leasing	8,299	8,438	8,486	(1.6)	(2.2)	8,405	8,515	(1.3)
Home equity and second mortgages	12,816	13,551	15,221	(5.4)	(15.8)	13,894	15,659	(11.3)
Other	35,928	34,773	33,509	3.3	7.2	34,456	32,872	4.8
Total other retail	57,043	56,762	57,216	.5	(.3)	56,755	57,046	(.5)

Total loans	$302,308	$311,018	$294,865	(2.8)	2.5	$307,269	$290,686	5.7

Average total loans for the fourth quarter of 2020 were $7.4 billion (2.5 percent) higher than the fourth quarter of 2019. The increase was primarily due to higher total commercial loans (2.4 percent), including the impact of loans made under the SBA’s Paycheck Protection Program, along with growth in residential mortgages (9.9 percent) given the lower interest rate environment and GNMA buybacks, in addition to growth in other retail loans (7.2 percent) driven by growth in installment loans due to the COVID-19 impact on recreational vehicle sales. These increases were partially offset by lower credit card loans (9.0 percent) and home equity and second mortgages (15.8 percent).

Average total loans were $8.7 billion (2.8 percent) lower than the third quarter of 2020 primarily driven by lower total commercial loans (7.9 percent), reflecting continued paydowns by corporate customers, partially offset by higher residential mortgages (1.3 percent) given the lower interest rate environment and GNMA buybacks.

U.S. Bancorp Fourth Quarter 2020 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	4Q	3Q	4Q	4Q20 vs	4Q20 vs	Full Year	Full Year	Percent
	2020	2020	2019	3Q20	4Q19	2020	2019	Change

Noninterest-bearing deposits	$115,148	$109,375	$74,313	5.3	55.0	$98,539	$73,863	33.4
Interest-bearing savings deposits
Interest checking	91,384	84,494	75,563	8.2	20.9	84,276	72,553	16.2
Money market savings	127,390	124,115	116,619	2.6	9.2	125,786	109,849	14.5
Savings accounts	55,730	53,499	46,945	4.2	18.7	52,142	46,130	13.0
Total savings deposits	274,504	262,108	239,127	4.7	14.8	262,204	228,532	14.7
Time deposits	32,761	34,040	43,012	(3.8)	(23.8)	37,872	44,417	(14.7)
Total interest-bearing deposits	307,265	296,148	282,139	3.8	8.9	300,076	272,949	9.9

Total deposits	$422,413	$405,523	$356,452	4.2	18.5	$398,615	$346,812	14.9

Average total deposits for the fourth quarter of 2020 were $66.0 billion (18.5 percent) higher than the fourth quarter of 2019, including approximately $10 billion related to the acquisition of deposit balances from State Farm Bank in the fourth quarter of 2020. Average noninterest-bearing deposits increased $40.8 billion (55.0 percent) across all business lines. Average total savings deposits were $35.4 billion (14.8. percent) higher year-over-year driven by Consumer and Business Banking, Corporate and Commercial Banking, and Wealth Management and Investment Services. Average time deposits were $10.3 billion (23.8 percent) lower than the prior year quarter. Changes in time deposits are largely related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

Average total deposits increased $16.9 billion (4.2 percent) from the third quarter of 2020, including the acquired deposit balances. On a linked quarter basis, average noninterest-bearing deposits increased $5.8 billion (5.3 percent) driven by Corporate and Commercial Banking. Average total savings deposits increased $12.4 billion (4.7 percent) compared with the third quarter of 2020 primarily due to increases in Consumer and Business Banking and Wealth Management and Investment Services. Average time deposits, which are managed based on funding needs, relative pricing and liquidity characteristics, decreased $1.3 billion (3.8 percent) on a linked quarter basis primarily within Corporate and Commercial Banking, partially offset by increases in Consumer and Business Banking.

The growth in average noninterest-bearing deposits and total average savings deposits year-over-year was primarily a result of the actions by the federal government to increase liquidity in the financial system, customers maintaining balance sheet liquidity by utilizing existing credit facilities and government stimulus programs. The year-over-year increase in average noninterest-bearing deposits in Payment Services was driven by state unemployment distributions on prepaid debit cards.

U.S. Bancorp Fourth Quarter 2020 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	4Q	3Q	4Q	4Q20 vs	4Q20 vs	Full Year	Full Year	Percent
	2020	2020	2019	3Q20	4Q19	2020	2019	Change

Credit and debit card revenue	$362	$388	$378	(6.7)	(4.2)	$1,338	$1,413	(5.3)
Corporate payment products revenue	126	125	158	.8	(20.3)	497	664	(25.2)
Merchant processing services	311	347	409	(10.4)	(24.0)	1,261	1,601	(21.2)
Trust and investment management fees	441	434	438	1.6	.7	1,736	1,673	3.8
Deposit service charges	165	170	231	(2.9)	(28.6)	677	909	(25.5)
Treasury management fees	143	145	140	(1.4)	2.1	568	578	(1.7)
Commercial products revenue	239	303	226	(21.1)	5.8	1,143	934	22.4
Mortgage banking revenue	468	553	244	(15.4)	91.8	2,064	874	nm
Investment products fees	50	48	48	4.2	4.2	192	186	3.2
Securities gains (losses), net	34	12	26	nm	30.8	177	73	nm
Other	211	187	138	12.8	52.9	748	926	(19.2)

Total noninterest income	$2,550	$2,712	$2,436	(6.0)	4.7	$10,401	$9,831	5.8

Fourth quarter noninterest income of $2,550 million was $114 million (4.7 percent) higher than the fourth quarter of 2019. In the fourth quarter of 2019, other noninterest income included a valuation charge of $140 million for an increased derivative liability related to Visa shares previously sold by the Company. Excluding this notable item, noninterest income decreased $26 million (1.0 percent) compared with the fourth quarter of 2019 reflecting lower payment services revenue, deposit service charges and other noninterest income, partially offset by strong growth in mortgage banking revenue and higher commercial products revenue. Payment services revenue decreased $146 million (15.4 percent) compared with the fourth quarter of 2019 driven by lower consumer and business spending as a result of the COVID-19 pandemic. Credit and debit card revenue was lower by $16 million (4.2 percent) due to lower net interchange revenue related to sales volumes, partially offset by higher prepaid fees as a result of government stimulus programs in 2020. Also impacting payment services revenue, corporate payment products revenue decreased $32 million (20.3 percent) and merchant processing services revenue deceased $98 million (24.0 percent) primarily due to lower sales volume. Deposit service charges decreased $66 million (28.6 percent) primarily due to lower consumer spending activities. Other noninterest income, excluding the prior year notable item, decreased $67 million (24.1 percent) driven by higher equity investment income in the fourth quarter of 2019, partially offset by higher retail leasing end of term residual gains and tax-advantaged investment syndication revenue in the fourth quarter of 2020. Partially offsetting these decreases, mortgage banking revenue experienced strong growth of $224 million (91.8 percent) compared with the fourth quarter of 2019 due to higher mortgage production driven by refinancing activities and stronger gain on sale margins, partially offset by the unfavorable net impact of the change in fair value of mortgage servicing rights, net of hedging activities. Commercial products revenue increased $13 million (5.8 percent) primarily due to higher commercial loan and commercial leasing fees.

Noninterest income was $162 million (6.0 percent) lower in the fourth quarter of 2020 compared with the third quarter of 2020, reflecting lower payment services revenue, commercial products revenue and mortgage banking revenue, partially offset by higher other noninterest income and gains on the sale of securities. Payment services revenue decreased $61 million (7.1 percent) compared with the third quarter of 2020, in part due to seasonality. The decline was driven by $26 million (6.7 percent) lower credit and debit card revenue, primarily due to the timing of stimulus payments through prepaid card processing in the third quarter of 2020, and lower merchant processing services revenue of $36 million (10.4 percent) due to the impact of economic shutdowns in Europe and certain domestic regions and sales volumes. Commercial products revenue decreased $64 million (21.1 percent) primarily due to lower capital markets activities, partially offset by stronger commercial loan and commercial leasing fees. Mortgage banking revenue decreased $85 million (15.4 percent) due to lower production volume and related gain on sales as well as the unfavorable net impact of the change in fair value of mortgage servicing rights, net of hedging activities. Other noninterest income increased $24 million (12.8 percent) primarily due to higher tax-advantaged investment syndication revenue.

U.S. Bancorp Fourth Quarter 2020 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	4Q	3Q	4Q	4Q20 vs	4Q20 vs	Full Year	Full Year	Percent
	2020	2020	2019	3Q20	4Q19	2020	2019	Change

Compensation	$1,643	$1,687	$1,597	(2.6)	2.9	$6,635	$6,325	4.9
Employee benefits	302	335	315	(9.9)	(4.1)	1,303	1,286	1.3
Net occupancy and equipment	269	276	286	(2.5)	(5.9)	1,092	1,123	(2.8)
Professional services	123	102	139	20.6	(11.5)	430	454	(5.3)
Marketing and business development	105	72	117	45.8	(10.3)	318	426	(25.4)
Technology and communications	362	334	291	8.4	24.4	1,294	1,095	18.2
Postage, printing and supplies	74	70	71	5.7	4.2	288	290	(.7)
Other intangibles	47	44	44	6.8	6.8	176	168	4.8
Other	439	451	541	(2.7)	(18.9)	1,833	1,618	13.3

Total noninterest expense	$3,364	$3,371	$3,401	(.2)	(1.1)	$13,369	$12,785	4.6

Fourth quarter noninterest expense of $3,364 million was $37 million (1.1 percent) lower than the fourth quarter of 2019. In the fourth quarter of 2019, other noninterest expense included notable items related to severance charges and other accruals of $200 million. The current quarter included approximately $118 million of incremental costs related to the prepaid card business ($44 million), expenses related to COVID-19 ($22 million) and revenue-related expenses ($52 million) primarily due to higher mortgage production in addition to business investments, including digital capabilities. Excluding the impact of the prior year notable items, noninterest expense increased $163 million (5.1 percent) compared with the fourth quarter of 2019 reflecting higher compensation expense, technology and communications expense and other noninterest expense, partially offset by lower net occupancy and equipment expense, professional services expense and marketing and business development expense. Compensation expense increased $46 million (2.9 percent) compared with the fourth quarter of 2019 due to merit and variable compensation related to business production in mortgage banking. Technology and communications expense increased $71 million (24.4 percent) primarily due to the impact of increased call center volume related to prepaid cards and capital expenditures supporting business technology investments. Other noninterest expense, excluding the prior year notable items, increased $98 million (28.7 percent) which reflected higher expenses for revenue-related costs and COVID-19, merger-related costs related to acquired deposits and higher state franchise taxes, partially offset by lower costs related to tax-advantaged projects. These increases were partially offset by lower net occupancy and equipment expense of $17 million (5.9 percent) due to branch optimization initiatives, lower professional services expense of $16 million (11.5 percent) primarily due to fewer initiatives in the current year and lower marketing and business development expense of $12 million (10.3 percent) due to a reduction in travel as a result of COVID-19.

Noninterest expense decreased $7 million (0.2 percent) on a linked quarter basis reflecting lower compensation and employee benefits expense, mostly offset by higher professional services expense, marketing and business development expense and technology and communications expense. Compensation expense decreased $44 million (2.6 percent) primarily due to lower business incentives while employee benefits expense decreased $33 million (9.9 percent) primarily due to lower medical claims expense. Partially offsetting these decreases, professional services expense increased $21 million (20.6 percent) primarily due to seasonally higher spending on business investments. Marketing and business development expense increased $33 million (45.8 percent) due to the timing of marketing campaigns supporting business development, and technology and communications expense increased $28 million (8.4 percent) driven by increased call center volume related to prepaid debit cards and software license expense.

Provision for Income Taxes

The provision for income taxes for the fourth quarter of 2020 resulted in a tax rate of 21.6 percent on a taxable-equivalent basis (effective tax rate of 20.6 percent), compared with 20.2 percent on a taxable-equivalent basis (effective tax rate of 19.2 percent) in the fourth quarter of 2019, and a tax rate of 19.0 percent on a taxable-equivalent basis (effective tax rate of 18.0 percent) in the third quarter of 2020.

U.S. Bancorp Fourth Quarter 2020 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	4Q		3Q		2Q		1Q		4Q
	2020	% (a)	2020	% (a)	2020	% (a)	2020	% (a)	2019	% (a)
Balance, beginning of period	$8,010		$7,890		$6,590		$4,491		$4,481
Change in accounting principle (b)	--		--		--		1,499		--
Net charge-offs
Commercial	142	.56	167	.60	105	.34	69	.28	74	.30
Lease financing	8	.57	11	.78	6	.43	5	.36	4	.29

Total commercial	150	.56	178	.61	111	.35	74	.28	78	.30
Commercial mortgages	82	1.12	85	1.13	19	.25	(1)	(.01)	7	.10
Construction and development	2	.07	(2)	(.07)	3	.11	(1)	(.04)	--	--

Total commercial real estate	84	.83	83	.81	22	.22	(2)	(.02)	7	.07

Residential mortgages	(7)	(.04)	(3)	(.02)	(3)	(.02)	1	.01	(1)	(.01)

Credit card	165	2.99	201	3.63	229	4.28	234	3.95	230	3.79

Retail leasing (c)	9	.43	20	.94	33	1.58	19	.90	4	.19
Home equity and second mortgages	(3)	(.09)	(2)	(.06)	--	--	1	.03	--	--
Other	43	.48	38	.43	45	.54	66	.79	67	.79

Total other retail	49	.34	56	.39	78	.56	86	.61	71	.49

Total net charge-offs	441	.58	515	.66	437	.55	393	.53	385	.52
Provision for credit losses	441		635		1,737		993		395

Balance, end of period	$8,010		$8,010		$7,890		$6,590		$4,491

Components
Allowance for loan losses	$7,314		$7,407		$7,383		$6,216		$4,020
Liability for unfunded credit commitments	696		603		507		374		471

Total allowance for credit losses	$8,010		$8,010		$7,890		$6,590		$4,491

Gross charge-offs	$556		$611		$522		$491		$479
Gross recoveries	$115		$96		$85		$98		$94

Allowance for credit losses as a percentage of
Period-end loans	2.69		2.61		2.54		2.07		1.52
Nonperforming loans	654		678		737		809		649
Nonperforming assets	617		631		673		697		542

(a)  Annualized and calculated on average loan balances

(b)  Effective January 1, 2020, the Company adopted accounting guidance which changed impairment recognition of financial instruments to a model that is based on expected losses rather than incurred losses

(c)   Includes end of term losses on residual lease values as of January 1, 2020

U.S. Bancorp Fourth Quarter 2020 Results

The Company’s provision for credit losses for the fourth quarter of 2020 was $441 million, which was $194 million lower than the prior quarter and $46 million higher than the fourth quarter of 2019. During the fourth quarter of 2020, economic conditions continued to moderate in line with management’s expectations. Economic projections for both the gross domestic product and unemployment levels improved from the third quarter. In addition to these factors, expected loss estimates consider various factors including potential mitigating effects of government stimulus, estimated duration and severity of the health crisis, customer specific information impacting changes in risk ratings, projected delinquencies and the impact of industry-wide loan modification efforts designed to limit long term effects of the pandemic, among other factors.

Total net charge-offs in the fourth quarter of 2020 were $441 million, compared with $515 million in the third quarter of 2020, and $385 million in the fourth quarter of 2019. The net charge-off ratio was 0.58 percent in the fourth quarter of 2020, compared with 0.66 percent in the third quarter of 2020 and 0.52 percent in the fourth quarter of 2019. Net charge-offs decreased $74 million (14.4 percent) compared with the third quarter of 2020 mainly due to lower total commercial and credit card net charge-offs. Net charge-offs increased $56 million (14.5 percent) compared with the fourth quarter of 2019 primarily due to higher total commercial and total commercial real estate net charge-offs, partly offset by lower credit card and other retail net charge-offs. The year-over-year increase in retail leasing net charge-offs reflects the inclusion of end of term losses on residual lease values as of January 1, 2020.

The allowance for credit losses was $8,010 million at December 31, 2020, and at September 30, 2020, compared with $4,491 million at December 31, 2019. The increase year-over-year was due to the impact of the change in accounting principle on January 1, 2020, which added $1.5 billion to the allowance for credit losses, along with the reserve build driven by the potential economic impact of COVID-19. The ratio of the allowance for credit losses to period-end loans was 2.69 percent at December 31, 2020, compared with 2.61 percent at September 30, 2020, and 1.52 percent at December 31, 2019. The ratio of the allowance for credit losses to nonperforming loans was 654 percent at December 31, 2020, compared with 678 percent at September 30, 2020, and 649 percent at December 31, 2019.

Nonperforming assets were $1,298 million at December 31, 2020, compared with $1,270 million at September 30, 2020, and $829 million at December 31, 2019. The ratio of nonperforming assets to loans and other real estate was 0.44 percent at December 31, 2020, compared with 0.41 percent at September 30, 2020, and 0.28 percent at December 31, 2019. The year-over-year increase in nonperforming assets was primarily due to increases in total commercial and total commercial real estate nonperforming loans. Accruing loans 90 days or more past due were $506 million at December 31, 2020, compared with $461 million at September 30, 2020, and $605 million at December 31, 2019. The Company expects credit quality metrics, including nonperforming assets, to remain elevated and volatility in net charge-offs given current economic conditions.

U.S. Bancorp Fourth Quarter 2020 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2020	2020	2020	2020	2019

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.05	.06	.07	.06	.08
Commercial real estate	.01	--	--	--	.01
Residential mortgages	.22	.15	.16	.15	.17
Credit card	.88	.91	1.22	1.29	1.23
Other retail	.15	.14	.16	.17	.17
Total loans	.17	.15	.18	.18	.20

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.42	.48	.45	.31	.27
Commercial real estate	1.15	.82	.48	.25	.21
Residential mortgages	.54	.46	.50	.49	.51
Credit card	.88	.91	1.22	1.29	1.23
Other retail	.42	.40	.48	.45	.46
Total loans	.58	.53	.52	.44	.44

ASSET QUALITY (a)
($ in millions)
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2020	2020	2020	2020	2019
Nonperforming loans
Commercial	$321	$403	$403	$276	$172
Lease financing	54	56	53	33	32
Total commercial	375	459	456	309	204
Commercial mortgages	411	323	188	89	74
Construction and development	39	7	7	12	8
Total commercial real estate	450	330	195	101	82
Residential mortgages	245	240	242	243	241
Credit card	--	--	--	--	--
Other retail	154	152	178	162	165

Total nonperforming loans	1,224	1,181	1,071	815	692

Other real estate	24	35	52	70	78

Other nonperforming assets	50	54	50	61	59

Total nonperforming assets	$1,298	$1,270	$1,173	$946	$829
Accruing loans 90 days or more past due	$506	$461	$556	$579	$605

Performing restructured loans, excluding GNMA	$2,177	$2,004	$1,994	$2,080	$2,129

Performing restructured GNMA	$1,434	$1,415	$1,522	$1,619	$1,622

Nonperforming assets to loans plus ORE (%)	.44	.41	.38	.30	.28

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Fourth Quarter 2020 Results

COMMON SHARES
(Millions)	4Q	3Q	2Q	1Q	4Q
	2020	2020	2020	2020	2019
Beginning shares outstanding	1,506	1,506	1,506	1,534	1,571
Shares issued for stock incentive plans, acquisitions and other corporate purposes	1	--	--	3	3
Shares repurchased	--	--	--	(31)	(40)

Ending shares outstanding	1,507	1,506	1,506	1,506	1,534

CAPITAL POSITION
($ in millions)	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2020	2020	2020	2020	2019

Total U.S. Bancorp shareholders’ equity	$53,095	$52,565	$51,850	$51,532	$51,853

Basel III Standardized Approach (a)
Common equity tier 1 capital	$38,045	$37,485	$36,351	$36,224	$35,713
Tier 1 capital	44,474	43,916	42,781	42,651	41,721
Total risk-based capital	52,602	52,086	51,457	51,277	49,744

Common equity tier 1 capital ratio	9.7%	9.4%	9.0%	9.0%	9.1%
Tier 1 capital ratio	11.3	11.0	10.6	10.5	10.7
Total risk-based capital ratio	13.4	13.1	12.8	12.7	12.7
Leverage ratio	8.3	8.3	8.0	8.8	8.8

Tangible common equity to tangible assets (b)	6.9	7.0	6.7	6.7	7.5
Tangible common equity to risk-weighted assets (b)	9.5	9.3	9.0	8.9	9.3

Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)	9.3	9.0	8.7	8.6

(a) 2020 amounts and ratios calculated in accordance with transitional regulatory requirements related to the current expected credit losses methodology
(b) See Non-GAAP Financial Measures reconciliation on page 17

Total U.S. Bancorp shareholders’ equity was $53.1 billion at December 31, 2020, compared with $52.6 billion at September 30, 2020, and $51.9 billion at December 31, 2019. Beginning in March and continuing through the remainder of 2020, the Company suspended all common stock repurchases except for those done exclusively in connection with its stock-based compensation programs. This action was initially taken to maintain strong capital levels given the impact and uncertainties of COVID-19 on the economy and global markets. Due to continued economic uncertainty, the Federal Reserve Board implemented measures beginning in the third quarter of 2020 and extending through the first quarter of 2021, restricting capital distributions of all large bank holding companies, including U.S. Bancorp. These restrictions include capping common stock dividends at existing rates and limiting the aggregate amount of common stock dividends and share repurchases to an amount not exceeding the average net income of the four preceding calendar quarters. Based on the results of the December 2020 Federal Reserve Stress Test the Company announced its Board of Directors had approved an authorization to repurchase up to $3.0 billion of its common stock beginning January 1, 2021.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 9.7 percent at December 31, 2020, compared with 9.4 percent at September 30, 2020, and 9.1 percent at December 31, 2019. The Company’s common equity tier 1 capital to risk-weighted assets ratio, reflecting the full implementation of the current expected credit losses methodology was 9.3 percent at December 31, 2020, compared with 9.0 percent at September 30, 2020.

U.S. Bancorp Fourth Quarter 2020 Results

Investor Conference Call

On Wednesday, January 20, 2021, at 8 a.m. CT, Chairman, President and Chief Executive Officer Andy Cecere and Vice Chair and Chief Financial Officer Terry Dolan will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, visit U.S. Bancorp’s website at usbank.com and click on “About Us,” “Investor Relations” and “Webcasts & Presentations.” To access the conference call from locations within the United States and Canada, please dial 866.316.1409. Participants calling from outside the United States and Canada, please dial 706.634.9086. The conference ID number for all participants is 9599926. For those unable to participate during the live call, a recording will be available at approximately 11:00 a.m. CT on Wednesday, January 20 and will be accessible until Wednesday, February 3 at 10:59 p.m. CT. To access the recorded message within the United States and Canada, please dial 855.859.2056. If calling from outside the United States and Canada, please dial 404.537.3406 to access the recording. The conference ID is 9599926.

About U.S. Bancorp

U.S. Bancorp, with nearly 70,000 employees and $554 billion in assets as of December 31, 2020, is the parent company of U.S. Bank National Association, the fifth-largest commercial bank in the United States. The Minneapolis-based bank blends its relationship teams, branches and ATM network with mobile and online tools that allow customers to bank how, when and where they prefer. U.S. Bank is committed to serving its millions of retail, business, wealth management, payment, commercial and corporate, and investment services customers across the country and around the world as a trusted financial partner, a commitment recognized by the Ethisphere Institute naming the bank one of the 2020 World’s Most Ethical Companies. Visit U.S. Bank at www.usbank.com or follow on social media to stay up to date with company news.

Forward-looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. The forward-looking statements contained in this press release include, among other things, anticipated U.S. Bancorp capital distributions by dividends and share repurchases. There can be no assurance that U.S. Bancorp will return this or any amount of capital to its shareholders in the form of dividends or share repurchases in the future.

These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The COVID-19 pandemic is adversely affecting U.S. Bancorp, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on its business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect U.S. Bancorp in substantial and unpredictable ways. U.S. Bancorp’s results could also be adversely affected by changes in interest rates; further increases in unemployment rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; civil unrest; changes in customer behavior and preferences; breaches in data security; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2019, on file with the Securities and Exchange Commission, including the sections entitled “Corporate Risk Profile” and “Risk Factors” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including the section entitled “Risk Factors” in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. In addition, factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp Fourth Quarter 2020 Results

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets
•	Tangible common equity to risk-weighted assets
•	Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology, and
•	Return on tangible common equity.

These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in banking regulations. In addition, certain of these measures differ from currently effective capital ratios defined by banking regulations principally in that the currently effective ratios, which are subject to certain transitional provisions, temporarily exclude the impact of 2020 adoption of accounting guidance related to impairment of financial instruments based on the current expected credit losses methodology. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital adequacy.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended		Year Ended
(Dollars and Shares in Millions, Except Per Share Data)	December 31,		December 31,
(Unaudited)	2020	2019	2020	2019
Interest Income
Loans	$2,866	$3,422	$12,018	$14,099
Loans held for sale	59	55	216	162
Investment securities	520	709	2,428	2,893
Other interest income	34	69	178	340
Total interest income	3,479	4,255	14,840	17,494
Interest Expense
Deposits	101	654	950	2,855
Short-term borrowings	17	79	141	360
Long-term debt	186	315	924	1,227
Total interest expense	304	1,048	2,015	4,442
Net interest income	3,175	3,207	12,825	13,052
Provision for credit losses	441	395	3,806	1,504
Net interest income after provision for credit losses	2,734	2,812	9,019	11,548
Noninterest Income
Credit and debit card revenue	362	378	1,338	1,413
Corporate payment products revenue	126	158	497	664
Merchant processing services	311	409	1,261	1,601
Trust and investment management fees	441	438	1,736	1,673
Deposit service charges	165	231	677	909
Treasury management fees	143	140	568	578
Commercial products revenue	239	226	1,143	934
Mortgage banking revenue	468	244	2,064	874
Investment products fees	50	48	192	186
Securities gains (losses), net	34	26	177	73
Other	211	138	748	926
Total noninterest income	2,550	2,436	10,401	9,831
Noninterest Expense
Compensation	1,643	1,597	6,635	6,325
Employee benefits	302	315	1,303	1,286
Net occupancy and equipment	269	286	1,092	1,123
Professional services	123	139	430	454
Marketing and business development	105	117	318	426
Technology and communications	362	291	1,294	1,095
Postage, printing and supplies	74	71	288	290
Other intangibles	47	44	176	168
Other	439	541	1,833	1,618
Total noninterest expense	3,364	3,401	13,369	12,785
Income before income taxes	1,920	1,847	6,051	8,594
Applicable income taxes	395	354	1,066	1,648
Net income	1,525	1,493	4,985	6,946
Net (income) loss attributable to noncontrolling interests	(6)	(7)	(26)	(32)
Net income attributable to U.S. Bancorp	$1,519	$1,486	$4,959	$6,914
Net income applicable to U.S. Bancorp common shareholders	$1,425	$1,408	$4,621	$6,583
Earnings per common share	$.95	$.91	$3.06	$4.16
Diluted earnings per common share	$.95	$.90	$3.06	$4.16
Dividends declared per common share	$.42	$.42	$1.68	$1.58
Average common shares outstanding	1,507	1,556	1,509	1,581
Average diluted common shares outstanding	1,508	1,558	1,510	1,583

CONSOLIDATED ENDING BALANCE SHEET

(Dollars in Millions)	December 31, 2020	December 31, 2019
Assets
Cash and due from banks	$62,580	$22,405
Available-for-sale investment securities	136,840	122,613
Loans held for sale	8,761	5,578
Loans
Commercial	102,871	103,863
Commercial real estate	39,311	39,746
Residential mortgages	76,155	70,586
Credit card	22,346	24,789
Other retail	57,024	57,118
Total loans	297,707	296,102
Less allowance for loan losses	(7,314)	(4,020)
Net loans	290,393	292,082
Premises and equipment	3,468	3,702
Goodwill	9,918	9,655
Other intangible assets	2,864	3,223
Other assets	39,081	36,168
Total assets	$553,905	$495,426

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$118,089	$75,590
Interest-bearing	311,681	286,326
Total deposits	429,770	361,916
Short-term borrowings	11,766	23,723
Long-term debt	41,297	40,167
Other liabilities	17,347	17,137
Total liabilities	500,180	442,943
Shareholders’ equity
Preferred stock	5,983	5,984
Common stock	21	21
Capital surplus	8,511	8,475
Retained earnings	64,188	63,186
Less treasury stock	(25,930)	(24,440)
Accumulated other comprehensive income (loss)	322	(1,373)
Total U.S. Bancorp shareholders’ equity	53,095	51,853
Noncontrolling interests	630	630
Total equity	53,725	52,483
Total liabilities and equity	$553,905	$495,426

NON-GAAP FINANCIAL MEASURES

	December 31,		September 30,	June 30,	March 31,	December 31,
(Dollars in Millions, Unaudited)	2020		2020	2020	2020	2019
Total equity	$53,725		$53,195	$52,480	$52,162	$52,483
Preferred stock	(5,983)		(5,984)	(5,984)	(5,984)	(5,984)
Noncontrolling interests	(630)		(630)	(630)	(630)	(630)
Goodwill (net of deferred tax liability) (1)	(9,014)		(8,992)	(8,954)	(8,958)	(8,788)
Intangible assets, other than mortgage servicing rights	(654)		(676)	(678)	(742)	(677)
Tangible common equity (a)	37,444		36,913	36,234	35,848	36,404

Common equity tier 1 capital, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation	38,045		37,485	36,351	36,224
Adjustments (2)	(1,733)		(1,733)	(1,702)	(1,377)
Common equity tier 1 capital, reflecting the full implementation of the current expected credit losses methodology (b)	36,312		35,752	34,649	34,847

Total assets	553,905		540,455	546,652	542,909	495,426
Goodwill (net of deferred tax liability) (1)	(9,014)		(8,992)	(8,954)	(8,958)	(8,788)
Intangible assets, other than mortgage servicing rights	(654)		(676)	(678)	(742)	(677)
Tangible assets (c)	544,237		530,787	537,020	533,209	485,961

Risk-weighted assets, determined in accordance with prescribed regulatory capital requirements effective for the Company (d)	393,648	*	397,657	401,832	404,627	391,269
Adjustments (3)	(1,471	) *	(1,449)	(1,394)	(958)
Risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (e)	392,177	*	396,208	400,438	403,669

Ratios*
Tangible common equity to tangible assets (a)/(c)	6.9%		7.0%	6.7%	6.7%	7.5%
Tangible common equity to risk-weighted assets (a)/(d)	9.5		9.3	9.0	8.9	9.3
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)/(e)	9.3		9.0	8.7	8.6

	Three Months Ended
	December 31,		September 30,	June 30,	March 31,	December 31,
	2020		2020	2020	2020	2019
Net income applicable to U.S. Bancorp common shareholders	$1,425		$1,494	$614	$1,088	$1,408
Intangibles amortization (net-of-tax)	37		35	34	33	35
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,462		1,529	648	1,121	1,443
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (f)	5,816		6,083	2,606	4,509	5,725

Average total equity	53,801		53,046	52,871	51,776	53,777
Average preferred stock	(6,217)		(5,984)	(5,984)	(5,984)	(5,984)
Average noncontrolling interests	(630)		(630)	(630)	(630)	(630)
Average goodwill (net of deferred tax liability) (1)	(9,003)		(8,975)	(8,960)	(8,825)	(8,796)
Average intangible assets, other than mortgage servicing rights	(673)		(711)	(706)	(688)	(683)
Average tangible common equity (g)	37,278		36,746	36,591	35,649	37,684

Return on tangible common equity (f)/(g)	15.6%		16.6%	7.1%	12.6%	15.2%

Net interest income	$3,175		$3,227	$3,200	$3,223	$3,207
Taxable-equivalent adjustment (4)	26		25	24	24	24
Net interest income, on a taxable-equivalent basis	3,201		3,252	3,224	3,247	3,231

Net interest income, on a taxable-equivalent basis (as calculated above)	3,201		3,252	3,224	3,247	3,231
Noninterest income	2,550		2,712	2,614	2,525	2,436
Less: Securities gains (losses), net	34		12	81	50	26
Total net revenue, excluding net securities gains (losses) (h)	5,717		5,952	5,757	5,722	5,641

Noninterest expense (i)	3,364		3,371	3,318	3,316	3,401
Less: Intangible amortization	47		44	43	42	44
Noninterest expense, excluding intangible amortization (j)	3,317		3,327	3,275	3,274	3,357

Efficiency ratio (i)/(h)	58.8%		56.6%	57.6%	58.0%	60.3%
Tangible efficiency ratio (j)/(h)	58.0		55.9	56.9	57.2	59.5

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Includes the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology net of deferred taxes.
(3)	Includes the impact of the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology.
(4)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

NON-GAAP FINANCIAL MEASURES
	Year Ended
	December 31,	December 31,
(Dollars in Millions, Unaudited)	2020	2019
Net income applicable to U.S. Bancorp common shareholders	$4,621	$6,583
Intangibles amortization (net-of-tax)	139	133
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization (a)	4,760	6,716

Average total equity	52,246	53,252
Average preferred stock	(6,042)	(5,984)
Average noncontrolling interests	(630)	(629)
Average goodwill (net of deferred tax liability) (1)	(8,941)	(8,742)
Average intangible assets, other than mortgage servicing rights	(694)	(681)
Average tangible common equity (b)	35,939	37,216

Return on tangible common equity (a)/(b)	13.2%	18.0%

Net interest income	$12,825	$13,052
Taxable-equivalent adjustment (2)	99	103
Net interest income, on a taxable-equivalent basis	12,924	13,155

Net interest income, on a taxable-equivalent basis (as calculated above)	12,924	13,155
Noninterest income	10,401	9,831
Less: Securities gains (losses), net	177	73
Total net revenue, excluding net securities gains (losses) (c)	23,148	22,913

Noninterest expense (d)	13,369	12,785
Less: Intangible amortization	176	168
Noninterest expense, excluding intangible amortization (e)	13,193	12,617

Efficiency ratio (d)/(c)	57.8%	55.8%
Tangible efficiency ratio (e)/(c)	57.0	55.1

(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)
($ in millions)	Net Income Attributable					Net Income Attributable
	to U.S. Bancorp			Percent Change		to U.S. Bancorp
Business Line	4Q 2020	3Q 2020	4Q 2019	4Q20 vs 3Q20	4Q20 vs 4Q19	Full Year 2020	Full Year 2019	Percent Change
Corporate and Commercial Banking	$394	$422	$403	(6.6)	(2.2)	$1,561	$1,683	(7.2)
Consumer and Business Banking	737	755	550	(2.4)	34.0	2,783	2,359	18.0
Wealth Management and Investment Services	150	166	211	(9.6)	(28.9)	714	891	(19.9)
Payment Services	276	314	385	(12.1)	(28.3)	1,269	1,454	(12.7)
Treasury and Corporate Support	(38)	(77)	(63)	50.6	39.7	(1,368)	527	nm

Consolidated Company	$1,519	$1,580	$1,486	(3.9)	2.2	$4,959	$6,914	(28.3)

(a) preliminary data

Lines of Business

The Company’s major lines of business are Corporate and Commercial Banking, Consumer and Business Banking, Wealth Management and Investment Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Business line results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2020, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

        2

CORPORATE AND COMMERCIAL BANKING (a)
($ in millions)				Percent Change
	4Q 2020	3Q 2020	4Q 2019	4Q20 vs 3Q20	4Q20 vs 4Q19	Full Year 2020	Full Year 2019	Percent change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$747	$814	$782	(8.2)	(4.5)	$3,259	$3,101	5.1
Noninterest income	208	260	198	(20.0)	5.1	1,078	861	25.2
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	955	1,074	980	(11.1)	(2.6)	4,337	3,962	9.5
Noninterest expense	391	420	399	(6.9)	(2.0)	1,680	1,624	3.4
Other intangibles	--	--	1	--	nm	--	4	nm
Total noninterest expense	391	420	400	(6.9)	(2.3)	1,680	1,628	3.2
Income before provision and taxes	564	654	580	(13.8)	(2.8)	2,657	2,334	13.8
Provision for credit losses	39	91	43	(57.1)	(9.3)	575	89	nm
Income before income taxes	525	563	537	(6.7)	(2.2)	2,082	2,245	(7.3)
Income taxes and taxable-equivalent adjustment	131	141	134	(7.1)	(2.2)	521	562	(7.3)
Net income	394	422	403	(6.6)	(2.2)	1,561	1,683	(7.2)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$394	$422	$403	(6.6)	(2.2)	$1,561	$1,683	(7.2)

Average Balance Sheet Data
Loans	$98,919	$108,158	$99,793	(8.5)	(.9)	$108,320	$99,037	9.4
Other earning assets	4,141	4,110	3,926	.8	5.5	4,163	3,751	11.0
Goodwill	1,647	1,647	1,647	--	--	1,647	1,647	--
Other intangible assets	6	6	7	--	(14.3)	6	8	(25.0)
Assets	111,599	121,014	110,308	(7.8)	1.2	120,829	108,983	10.9

Noninterest-bearing deposits	48,889	43,330	29,211	12.8	67.4	40,109	29,400	36.4
Interest-bearing deposits	76,357	82,454	77,229	(7.4)	(1.1)	83,684	72,822	14.9
Total deposits	125,246	125,784	106,440	(.4)	17.7	123,793	102,222	21.1

Total U.S. Bancorp shareholders’ equity	15,899	16,541	15,670	(3.9)	1.5	16,385	15,508	5.7

(a) preliminary data

Corporate and Commercial Banking offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients.

Corporate and Commercial Banking contributed $394 million of the Company’s net income in the fourth quarter of 2020, compared with $403 million in the fourth quarter of 2019. Total net revenue decreased $25 million (2.6 percent) due to a decrease of $35 million (4.5 percent) in net interest income, partially offset by an increase of $10 million (5.1 percent) in total noninterest income. Net interest income decreased primarily due to loan mix and the impact of declining interest rates on the margin benefit from deposits, partially offset by deposit mix with higher noninterest-bearing balances and stronger loan fees. Total noninterest income increased year-over-year primarily due to higher commercial loan and commercial leasing fees. Total noninterest expense declined $9 million (2.3 percent) compared with a year ago primarily driven by lower production incentives, partially offset by higher other noninterest expense driven by legal costs. The provision for credit losses decreased $4 million (9.3 percent) primarily due to a favorable change in the reserve allocation driven by reduced funded exposures, partially offset by credit risk rating downgrades.

        3

CONSUMER AND BUSINESS BANKING (a)
($ in millions)				Percent Change
	4Q 2020	3Q 2020	4Q 2019	4Q20 vs 3Q20	4Q20 vs 4Q19	Full Year 2020	Full Year 2019	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,644	$1,599	$1,574	2.8	4.4	$6,263	$6,351	(1.4)
Noninterest income	791	891	617	(11.2)	28.2	3,360	2,385	40.9
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	2,435	2,490	2,191	(2.2)	11.1	9,623	8,736	10.2
Noninterest expense	1,432	1,406	1,359	1.8	5.4	5,573	5,257	6.0
Other intangibles	4	4	5	--	(20.0)	16	20	(20.0)
Total noninterest expense	1,436	1,410	1,364	1.8	5.3	5,589	5,277	5.9
Income before provision and taxes	999	1,080	827	(7.5)	20.8	4,034	3,459	16.6
Provision for credit losses	16	73	93	(78.1)	(82.8)	322	311	3.5
Income before income taxes	983	1,007	734	(2.4)	33.9	3,712	3,148	17.9
Income taxes and taxable-equivalent adjustment	246	252	184	(2.4)	33.7	929	789	17.7
Net income	737	755	550	(2.4)	34.0	2,783	2,359	18.0
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$737	$755	$550	(2.4)	34.0	$2,783	$2,359	18.0

Average Balance Sheet Data
Loans	$156,729	$156,779	$146,851	--	6.7	$152,634	$144,616	5.5
Other earning assets	8,966	8,206	5,480	9.3	63.6	7,186	3,989	80.1
Goodwill	3,475	3,475	3,560	--	(2.4)	3,500	3,496	.1
Other intangible assets	2,137	1,942	2,441	10.0	(12.5)	2,106	2,619	(19.6)
Assets	176,811	175,760	162,560	.6	8.8	170,531	158,932	7.3

Noninterest-bearing deposits	39,623	39,942	29,107	(.8)	36.1	35,543	27,831	27.7
Interest-bearing deposits	161,298	149,882	131,146	7.6	23.0	147,336	129,235	14.0
Total deposits	200,921	189,824	160,253	5.8	25.4	182,879	157,066	16.4

Total U.S. Bancorp shareholders’ equity	15,116	15,111	15,251	--	(.9)	15,058	15,151	(.6)

(a) preliminary data

Consumer and Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking.

Consumer and Business Banking contributed $737 million of the Company’s net income in the fourth quarter of 2020, compared with $550 million in the fourth quarter of 2019. Total net revenue increased $244 million (11.1 percent) due to an increase in net interest income of $70 million (4.4 percent) and an increase of $174 million (28.2 percent) in total noninterest income. Net interest income reflects strong growth in noninterest-bearing and interest-bearing deposit balances, loan growth, and higher loan fees, driven in part by loans made under the SBA’s Paycheck Protection Program and GNMA buybacks, in addition to favorable loan spreads. These favorable changes are partially offset by the impact of declining interest rates on deposit spreads. Total noninterest income increased primarily due to growth in mortgage banking revenue driven by higher mortgage production and stronger gain on sale margins, partially offset by the unfavorable net impact of the change in fair value of mortgage servicing rights, net of hedging activities. Other noninterest income increased primarily due to higher retail leasing end of term residual gains. These increases in noninterest income were partially offset by lower deposit service charges primarily due to lower volume. Total noninterest expense in the fourth quarter of 2020 increased $72 million (5.3 percent) primarily due to business investments, higher variable compensation related to strong mortgage banking origination activities, and higher other noninterest expense due to higher mortgage loan processing costs. The provision for credit losses decreased $77 million (82.8 percent) due to a favorable change in the reserve allocation primarily reflecting a reduction in end of period outstanding balances in the fourth quarter of 2020 compared with growth in the fourth quarter of 2019 and improved collateral support in consumer portfolios.

        4

WEALTH MANAGEMENT AND INVESTMENT SERVICES (a)
($ in millions)				Percent Change
	4Q 2020	3Q 2020	4Q 2019	4Q20 vs 3Q20	4Q20 vs 4Q19	Full Year 2020	Full Year 2019	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$222	$238	$277	(6.7)	(19.9)	$996	$1,172	(15.0)
Noninterest income	478	469	473	1.9	1.1	1,877	1,803	4.1
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	700	707	750	(1.0)	(6.7)	2,873	2,975	(3.4)
Noninterest expense	492	470	467	4.7	5.4	1,871	1,775	5.4
Other intangibles	3	3	4	--	(25.0)	12	13	(7.7)
Total noninterest expense	495	473	471	4.7	5.1	1,883	1,788	5.3
Income before provision and taxes	205	234	279	(12.4)	(26.5)	990	1,187	(16.6)
Provision for credit losses	5	12	(3)	(58.3)	nm	38	(3)	nm
Income before income taxes	200	222	282	(9.9)	(29.1)	952	1,190	(20.0)
Income taxes and taxable-equivalent adjustment	50	56	71	(10.7)	(29.6)	238	299	(20.4)
Net income	150	166	211	(9.6)	(28.9)	714	891	(19.9)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$150	$166	$211	(9.6)	(28.9)	$714	$891	(19.9)

Average Balance Sheet Data
Loans	$12,043	$11,458	$10,348	5.1	16.4	$11,327	$10,085	12.3
Other earning assets	292	288	277	1.4	5.4	287	282	1.8
Goodwill	1,618	1,618	1,617	--	.1	1,617	1,617	--
Other intangible assets	34	37	46	(8.1)	(26.1)	39	49	(20.4)
Assets	14,968	14,562	13,423	2.8	11.5	14,448	13,336	8.3

Noninterest-bearing deposits	18,699	16,797	12,393	11.3	50.9	16,275	13,231	23.0
Interest-bearing deposits	68,328	62,164	66,697	9.9	2.4	66,172	62,142	6.5
Total deposits	87,027	78,961	79,090	10.2	10.0	82,447	75,373	9.4

Total U.S. Bancorp shareholders’ equity	2,501	2,482	2,434	.8	2.8	2,482	2,441	1.7

(a) preliminary data

Wealth Management and Investment Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through four businesses: Wealth Management, Global Corporate Trust & Custody, U.S. Bancorp Asset Management and Fund Services.

Wealth Management and Investment Services contributed $150 million of the Company’s net income in the fourth quarter of 2020, compared with $211 million in the fourth quarter of 2019. Total net revenue decreased $50 million (6.7 percent) year-over-year reflecting a decrease in net interest income of $55 million (19.9 percent), partly offset by an increase of $5 million (1.1 percent) in noninterest income. Net interest income decreased year-over-year primarily due to the declining margin benefit of deposits, given lower interest rates, partially offset by higher noninterest-bearing deposits and favorable deposit mix. Total noninterest income increased primarily due to business growth on trust and investment management fees and the impact of favorable market conditions, partially offset by higher fee waivers related to money market funds. Total noninterest expense increased $24 million (5.1 percent) compared with the fourth quarter of 2019 reflecting increased technology development and higher other noninterest expense from litigation settlements partially offset by lower other noninterest expense due to a reduction in travel as a result of COVID-19. The provision for credit losses increased $8 million reflecting an unfavorable change in the reserve allocation primarily driven by stronger growth in outstanding loans in the fourth quarter of 2020 relative to the fourth quarter of 2019.

        5

PAYMENT SERVICES (a)
($ in millions)				Percent Change
	4Q 2020	3Q 2020	4Q 2019	4Q20 vs 3Q20	4Q20 vs 4Q19	Full Year 2020	Full Year 2019	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$642	$634	$639	1.3	.5	$2,530	$2,474	2.3
Noninterest income	805	867	950	(7.2)	(15.3)	3,124	3,711	(15.8)
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	1,447	1,501	1,589	(3.6)	(8.9)	5,654	6,185	(8.6)
Noninterest expense	835	799	773	4.5	8.0	3,133	3,005	4.3
Other intangibles	40	37	34	8.1	17.6	148	131	13.0
Total noninterest expense	875	836	807	4.7	8.4	3,281	3,136	4.6
Income before provision and taxes	572	665	782	(14.0)	(26.9)	2,373	3,049	(22.2)
Provision for credit losses	204	246	268	(17.1)	(23.9)	681	1,109	(38.6)
Income before income taxes	368	419	514	(12.2)	(28.4)	1,692	1,940	(12.8)
Income taxes and taxable-equivalent adjustment	92	105	129	(12.4)	(28.7)	423	486	(13.0)
Net income	276	314	385	(12.1)	(28.3)	1,269	1,454	(12.7)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$276	$314	$385	(12.1)	(28.3)	$1,269	$1,454	(12.7)

Average Balance Sheet Data
Loans	$30,992	$31,168	$34,500	(.6)	(10.2)	$31,539	$33,566	(6.0)
Other earning assets	5	5	7	--	(28.6)	5	6	(16.7)
Goodwill	3,160	3,123	2,824	1.2	11.9	3,060	2,818	8.6
Other intangible assets	572	602	546	(5.0)	4.8	580	536	8.2
Assets	36,508	36,191	40,354	.9	(9.5)	36,496	39,424	(7.4)

Noninterest-bearing deposits	5,836	6,886	1,379	(15.2)	nm	4,356	1,261	nm
Interest-bearing deposits	130	124	115	4.8	13.0	122	114	7.0
Total deposits	5,966	7,010	1,494	(14.9)	nm	4,478	1,375	nm

Total U.S. Bancorp shareholders’ equity	6,213	6,219	6,164	(.1)	.8	6,095	6,069	.4

(a) preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing.

Payment Services contributed $276 million of the Company’s net income in the fourth quarter of 2020, compared with $385 million in the fourth quarter of 2019. Total net revenue decreased $142 million (8.9 percent) primarily due to a decline of $145 million (15.3 percent) in total noninterest income. Net interest income increased primarily due to higher deposit balances as a result of state unemployment programs utilizing prepaid debit cards and funding mix, mostly offset by lower loan volume and loan fees, and the declining margin benefit of deposits. Total noninterest income decreased year-over-year mainly due to the impact of COVID-19 on consumer and business spending volume in merchant processing services and corporate payment products. The decrease in credit and debit card revenue was due to lower net interchange revenue driven by lower credit card sales offset somewhat by stronger debit card spending volumes. This was partially offset by higher prepaid fees as a result of government stimulus programs in 2020. Total noninterest expense increased $68 million (8.4 percent) reflecting incremental costs related to the prepaid card business and higher marketing and business development expense due to the timing of certain marketing campaigns in support of business development. The provision for credit losses decreased $64 million (23.9 percent) due to slower loan growth in the fourth quarter of 2020 relative to the fourth quarter of 2019, partially offset by rising delinquency rates in the fourth quarter of 2020.

        6

TREASURY AND CORPORATE SUPPORT (a)
($ in millions)				Percent Change
	4Q 2020	3Q 2020	4Q 2019	4Q20 vs 3Q20	4Q20 vs 4Q19	Full Year 2020	Full Year 2019	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$(54)	$(33)	$(41)	(63.6)	(31.7)	$(124)	$57	nm
Noninterest income	234	213	172	9.9	36.0	785	998	(21.3)
Securities gains (losses), net	34	12	26	nm	30.8	177	73	nm
Total net revenue	214	192	157	11.5	36.3	838	1,128	(25.7)
Noninterest expense	167	232	359	(28.0)	(53.5)	936	956	(2.1)
Other intangibles	--	--	--	--	--	--	--	--
Total noninterest expense	167	232	359	(28.0)	(53.5)	936	956	(2.1)
Income (loss) before provision and taxes	47	(40)	(202)	nm	nm	(98)	172	nm
Provision for credit losses	177	213	(6)	(16.9)	nm	2,190	(2)	nm
Income (loss) before income taxes	(130)	(253)	(196)	48.6	33.7	(2,288)	174	nm
Income taxes and taxable-equivalent adjustment	(98)	(182)	(140)	46.2	30.0	(946)	(385)	nm
Net income (loss)	(32)	(71)	(56)	54.9	42.9	(1,342)	559	nm
Net (income) loss attributable to noncontrolling interests	(6)	(6)	(7)	--	14.3	(26)	(32)	18.8
Net income (loss) attributable to U.S. Bancorp	$(38)	$(77)	$(63)	50.6	39.7	$(1,368)	$527	nm

Average Balance Sheet Data
Loans	$3,625	$3,455	$3,373	4.9	7.5	$3,449	$3,382	2.0
Other earning assets	181,725	162,477	135,215	11.8	34.4	162,492	131,823	23.3
Goodwill	--	--	--	--	--	--	--	--
Other intangible assets	--	--	--	--	--	--	--	--
Assets	208,675	189,375	159,208	10.2	31.1	188,903	154,978	21.9

Noninterest-bearing deposits	2,101	2,420	2,223	(13.2)	(5.5)	2,256	2,140	5.4
Interest-bearing deposits	1,152	1,524	6,952	(24.4)	(83.4)	2,762	8,636	(68.0)
Total deposits	3,253	3,944	9,175	(17.5)	(64.5)	5,018	10,776	(53.4)

Total U.S. Bancorp shareholders’ equity	13,442	12,063	13,628	11.4	(1.4)	12,226	13,454	(9.1)

(a) preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support recorded a net loss of $38 million in the fourth quarter of 2020, compared with a net loss of $63 million in the fourth quarter of 2019. Total net revenue increased $57 million (36.3 percent) year-over-year due to an increase of $70 million (35.4 percent) in total noninterest income, partially offset by a decrease in net interest income of $13 million (31.7 percent). Net interest income decreased primarily due to higher prepayment amortization and lower reinvestment yields within the investment portfolio compared with a year ago. Total noninterest income increased primarily due to the $(140) million fourth quarter of 2019 notable item for an increased derivative liability related to Visa shares previously sold by the Company. Excluding this notable item, noninterest income decreased, driven by higher equity investment income in the fourth quarter of 2019, partially offset by tax-advantaged investment syndication revenue in the fourth quarter of 2020. Total noninterest expense decreased $192 million (53.5 percent) primarily due to the $200 million fourth quarter of 2019 notable items related to severance charges and other accruals. Excluding these notable items, noninterest expense increased which reflected higher expenses for COVID-19, increased expense due to the timing of marketing campaigns, higher merger-related costs, and higher state franchise taxes, partially offset by lower net shared services expense and lower costs related to tax-advantaged projects. The provision for credit losses increased $183 million reflecting the residual impact of changes in the allowance for credit losses being impacted by adverse economic conditions and the expected impact to credit losses within the Company’s loan portfolios due to the COVID-19 pandemic. Income taxes are assessed to each line of business at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support.

        7